Exhibit 10.1

Revolving Line of Credit Agreement

C-Cor Incorporated (“C-Cor”) and Broadband Capital Corporation (collectively, “Borrowers”) have requested Citizens Bank of Pennsylvania, a Pennsylvania state chartered bank, at 445 Penn Street 1BC-0100, Reading, Pennsylvania, 19601 (“Bank”), to issue Standby Letters of Credit only (the “Letters of Credit”) to Borrowers from time to time during the period set forth below (the “Commitment Period”) in an aggregate undrawn face amount outstanding at any one time not to exceed Bank’s commitment set forth below (the “Commitment Amount”) and, subject to the terms and conditions set forth herein and in the Note and the other Credit Documents (hereinafter defined) and, relying upon the representations and warranties herein and therein set forth, Bank is willing to issue such Letters of Credit.

Commitment Period:	From this date, November 5, 2004 (“Closing Date”), and until the 364th day thereafter (“Maturity Date”).

Commitment Amount:	$10,000,000.00

Within the limits of time and amount set forth above and subject to the terms and conditions set forth herein and in the Note and the other Credit Documents, Borrowers may request the issuance of Letters of Credit hereunder. Borrowers may at any time or from time to time reduce the Commitment Amount to an amount not less than the sum of the undrawn face amount of the Letters of Credit and amounts drawn but unreimbursed under Letters of Credit by providing not less than five days’ prior written notice (which notice shall be irrevocable) to such effect to Bank. If Bank issues Letters of Credit above the Commitment Amount, all the terms and conditions set forth herein and in the Note and the other Credit Documents will apply to such Letters of Credit.

The obligation of Borrowers to reimburse the Bank for draws on the Letters of Credit, to pay interest thereon and to pay fees, if any, with respect to the Commitment Amount (collectively, the “Obligations”) shall be evidenced by a Revolving Line of Credit Note (the “Note”), and security agreements, letter of credit applications (collectively, the “Applications”), or other instruments or documents, which together with this Agreement, are sometimes referred therein as the (“Credit Documents”).

In consideration of the foregoing and intending to be legally bound, Borrowers agrees with Bank as follows:

Representations and Warranties. In addition to the representations and warranties contained in the Note and any other Credit Documents, Borrowers hereby make the following representations and warranties which shall be true and correct on the date hereof and shall continue to be true and correct at the time of the issuance of any of the Letters of Credit and until the Obligations shall have been paid in full, or if there are no Letters of Credit are outstanding, so long as the Commitment Period has not expired:

Organization. Borrowers are duly organized, validly existing, and in good standing under the laws of the jurisdiction in which Borrowers are incorporated; Borrowers have the power and authority to own their properties and assets, to carry on their businesses as now being conducted and are qualified to do business in every jurisdiction in which they are required to qualify to do business where failure to qualify would have a material adverse effect upon the financial condition, business or operations of Borrowers.

Validity and Binding Nature. Borrowers have the power to execute, deliver, and perform this Agreement, the Note and all other Credit Documents to which each is a party and when executed and delivered, this Agreement, the Note and all other Credit Documents to which Borrowers are a party will be valid and binding obligations of Borrowers, enforceable in accordance with their terms; provided, however, that this representation with respect to enforceability is limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights and general equitable principles.

Due Authorization. The execution, delivery and performance of this Agreement, the Note and all other Credit Documents to which Borrowers are a party have been duly authorized by all necessary corporate action required for the lawful creation and issuance and performance thereof and will not violate any provision of law, regulation, any order of any court or governmental agency, the charter documents, by-laws, partnership agreement, or other organizational documents of Borrowers.

Conflicting Instruments. Except as waived by The CIT Group/Business Credit, Inc. for the interim period until the Credit Facility dated November 7, 2002 terminates, the execution, delivery and performance of this Agreement, the Note and all other Credit Documents will not violate any provisions of any indenture, agreement, or other instrument to which Borrowers or any of Borrowers’ properties or assets are bound, and will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrowers.

Authorization and Consents. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary to the valid execution, delivery and performance of this Agreement, the Note or any other Credit Document.

Financial Condition. The most recent financial statements of C-Cor delivered to the Bank are true and correct and present fairly in all material respects the financial position of C-Cor and its consolidated subsidiaries as of the date thereof; and the results of their operations for the period or periods indicated; and show all known liabilities, direct or contingent, of C-Cor and its consolidated subsidiaries as of the date thereof required to be show thereon in accordance with generally accepted accounting principles (“GAAP”). Such financial statements have been prepared in accordance with GAAP consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of such financial statements, there has been no material adverse change in the condition, financial or otherwise, of C-Cor and its consolidated subsidiaries or in their operations, business, prospects or properties, and since such date, Borrowers have not incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise, other than indebtedness created hereunder.

Compliance with Laws. Neither the Borrowers nor any of their subsidiaries are in violation of or subject to any contingent liability on account of any law or any order or regulation issued by any court or governmental authority including but not limited to the Employee Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), any applicable occupational and health or safety law, environmental protection or pollution control law or hazardous waste or toxic substances management, handling or disposal law where such violation or contingent liability could have a material adverse effect upon the financial condition, business or operations of Borrowers.

Litigation. Except as previously disclosed in writing to Bank prior to the date of this Agreement, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of Borrowers, threatened by or against or affecting Borrowers or any of the properties or rights of Borrowers which, if adversely determined, would impair the right of Borrowers to carry on their business substantially as now conducted or would adversely affect the financial condition, business or operations of Borrowers.

Title to Assets. Borrowers have good and marketable title to their assets, free and clear of all liens and encumbrances, except for those liens or encumbrances specified on the Addendum.

Tax Returns. Borrowers have filed all returns and reports that are required to be filed by them in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon them or their property or withheld by them, and Borrowers are not delinquent in the payment of any such tax except for any delinquency which is contested in good faith by Borrowers and for which adequate reserves or other provisions have been established.

Misrepresentation. Neither this Agreement, the Note, the other Credit Documents, nor any other document, statement, financial statement, or certificate furnished to Bank by or on behalf of Borrowers in connection herewith, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading and, insofar as Borrowers can now foresee, there is no event or condition which may in the future materially adversely affect the financial condition, operations, properties or prospects of Borrowers which has not been set forth in this Agreement or in a document, statement, financial statement, or certificate furnished to Bank in connection herewith.

Conditions. The obligation of Bank to issue any Letter of Credit hereunder is subject to the performance by Borrowers of their obligations to be performed hereunder and under the Note and the other Credit Documents on or before the date of such Letter of Credit and to the satisfaction of the following further conditions:

The representations and warranties contained herein, in the Note and in the other Credit Documents shall be true on and as of the date each Letter of Credit is issued with the same effect as though made on and as of each such date; on each such date no “Event of Default” under and as defined in the Note and no event, act or condition which with notice or the passage of time or both would constitute such an Event of Default shall have occurred and be continuing or exist or shall occur or exist after issuance of the Letter of Credit, and any request for issuance of a Letter of Credit under Section 2.(b) below shall constitute a certification by Borrowers to such effect.

C-Cor shall have provided Bank with written notice (or telephonic notice confirmed in writing) of the proposed Letter of Credit and completion of an Application.

The conditions, if any, specified in the Note or any Credit Document shall have been met to the satisfaction of Bank.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to Bank and Bank shall have received all such counterpart originals or certified or other copies of such documents and records of proceedings in connection with such transactions, in form and substance satisfactory to Bank, as Bank may from time to time request.

General Covenants. In addition to the covenants contained in the Note and the other Credit Documents, Borrowers hereby covenant and agree that, so long as any of Letters of Credit or Obligations are outstanding, or if there are no Letters of Credit or Obligations outstanding so long as the Commitment Period has not expired, Borrowers shall, except as Bank may otherwise agree in writing:

Financial Statements-Annual. Furnish to Bank, within 120 days after the end of each fiscal year of C-Cor, C-Cor’s annual Financial Statements, all in reasonable detail, prepared in accordance with GAAP and audited by an independent certified public accountant not unsatisfactory to Bank. “Financial Statements” mean C-Cor’s consolidated and consolidating balance sheets, income statements and statements of cash flows for the year or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

Financial Statements-Other. Furnish the Bank within 45 days after the end of each fiscal quarter C-Cor’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of C-Cor and prepared in accordance with GAAP. Borrowers shall also deliver a certificate as to whether any Event of Default exists, and, if so, the details thereof and the corrective measures Borrowers propose to take. Borrowers shall furnish to Bank such other information concerning the financial or business affairs of Borrowers as may be reasonably requested by Bank from time to time.

Property. Maintain and keep all of its property in good repair, working order and condition, ordinary wear and tear excepted, and make or cause to be made all necessary or appropriate repairs, renewals, replacements, substitutions, additions, betterments and improvements thereto.

Taxes and Assessments. Duly pay and discharge all taxes, assessments and governmental charges levied upon or assessed against it or against its properties or income prior to the date on which penalties are attached thereto, unless and except to the extent only that such taxes, assessments and charges shall be contested in good faith and by appropriate proceedings diligently conducted by Borrowers (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) and provided that such reserve or their appropriate provisions, if any, as shall be required by GAAP shall have been made therefor.

Litigation. Promptly give notice in writing to Bank of the occurrence of any material litigation, arbitration or governmental proceeding affecting Borrowers, and of any governmental investigation or labor dispute - pending or, to the knowledge of Borrowers, threatened which could reasonably be expected to interfere substantially with normal operations of the business of Borrowers or materially adversely, affect the financial condition, business, or operations of Borrowers.

Books and Records. Maintain and keep proper records and books of account in conformance with GAAP applied on a consistent basis in which full, true and correct entries shall be made of all its dealings and business affairs.

Access to Properties, Books and Records. Permit any of the officers, employees or representatives of Bank to visit and inspect any of the properties of Borrowers and to examine the books and records and discuss the affairs, finances and accounts of Borrowers with representatives thereof, during normal business hours, and as often as Bank may reasonably request.

Financial Information-Guarantors. Cause any third party guarantor of the Loans to submit annually or at any time there is a material change in their financial position, personal or business financial statements containing such financial information as may be requested by Bank from time to time.

Change in Business; Management. Not engage in any line of business other than those in which they are actively engaged in on the date hereof or make any material change in the composition of their current executive management.

Compliance with Laws. Comply, and shall cause any subsidiary to comply, with all laws, and all regulations or orders issued pursuant thereto, including but not limited to ERISA, the Code, any applicable occupational, and health or safety law, environmental protection or pollution control law or hazardous waste or toxic substances management, handling or disposal law where non-compliance could have a material adverse effect on the financial condition, business or operations of Borrowers.

Fundamental Changes. Except as disclosed on Schedule A, not purchase or otherwise acquire all or substantially all of the capital stock or other ownership interests or assets of any other person, firm or corporation and, and not merge or consolidate with or into any other person, firm or corporation, or permit any other person, firm or corporation to merge with or into them, nor permit any change in their ownership, or dissolve.

Insurance. Keep all insurable property, real and personal, now owned or hereafter acquired, insured at all times against loss or damage by fire and extended coverage risks and other hazards of the kinds customarily insured against and in amounts customarily carried by businesses engaged in comparable businesses and comparably situated; effect all such insurance under valid and enforceable policies issued by insurers of recognized responsibility not unacceptable to Bank; and, promptly from time to time upon request of Bank, deliver to Bank a summary schedule indicating all insurance then in effect.

Existence. Do all things necessary to maintain, renew and keep in full force and effect their organizational existence and all rights, permits and franchises necessary to enable them to continue their business. Preserve and protect theirs patents, franchises, licenses, trademarks, trademark rights, tradenames, tradename rights, and copyrights used or useful in the conduct of their business.

Transactions with Affiliates. Not enter into any transaction, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any person, firm or corporation affiliated with Borrowers, except in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ business and upon fair and reasonable terms no less favorable to Borrowers than would be obtained in a comparable arm’s-length transaction with any other person, firm or corporation not affiliated with Borrowers.

Notice of Event of Default. Promptly give notice in writing to Bank of the occurrence of any Event of Default under and as defined in the Note, and of any condition, event, act or omission which, with the giving of notice or the lapse of time or both, would constitute such an Event of Default.

General Provisions

Waivers. The provisions of this Agreement may from time to time be waived in writing by Bank in its sole discretion. Any such waiver of any kind on the part of Bank of any breach or default under this Agreement or any waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent set forth in such writing. No delay by Bank in exercising any right or remedy hereunder shall operate as a waiver thereof.

Binding Nature. The rights and privileges of Bank contained in this Agreement shall inure to the benefit of its successors and assigns, and the duties of Borrowers shall bind all heirs, personal representatives, successors and assigns. Borrowers refers individually and collectively to all signers of this Agreement. Each of the signers shall be jointly and severally.

Governing Law; Jurisdiction. Time of performance hereunder is of the essence of this Agreement. This Agreement and any written supplement hereto executed by Borrowers in which reference to this

Agreement is made shall in all respects be governed by the laws of the Commonwealth of Pennsylvania (except to the extent that federal law governs). Borrowers hereby irrevocably consent to the exclusive jurisdiction of any state or federal court where Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent Bank from initiating proceedings in the courts of any other jurisdiction in which Borrowers or any of their properties or collateral may be found. Borrowers waive any objection to venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

Severability. If any provision hereof shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Agreement shall be construed as if the invalid or unenforceable provision had never been a part of it. The descriptive headings hereof are for convenience only and shall not in any way affect the meaning or construction of any provision hereof.

Waiver of Jury Trial. Any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by Borrowers or Bank, or any of their successors or assigns, on or with respect to this Agreement or the dealings of Borrowers or Bank with respect hereto, shall be tried only by a court and not by a jury. Borrowers and Bank hereby knowingly, voluntarily and intentionally waive any right to a trial by jury in any such suit, action or proceeding. Further, Borrowers and Bank waive any right they may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrowers acknowledge and agree that this paragraph is a specific and material aspect of this Agreement and that Bank would not extend credit to Borrowers if the waivers set forth in this paragraph were not a part of this Agreement.

Notices. Every notice and other communication under this Agreement shall be in writing and may be by hand-delivery, first-class mail (postage prepaid), facsimile or electronic transmission (if confirmed promptly by one of the other methods specified herein), or by nationally recognized overnight courier service, to the addresses for Bank and Borrowers set forth herein or to such other address as one may give to the other in writing for such purposes. Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery.

Special Covenants. In addition to the covenants contained herein and in the Note and the other Credit Documents, Borrowers hereby agree that, so long as any of Letters of Credit or Obligations are outstanding, or if there are no Letters of Credit or Obligations outstanding so long as the Commitment Period has not expired, Borrowers shall, except as Bank may grant their prior written consent, comply with the special provisions or covenants set forth in any written supplement, now or hereafter executed by Borrowers, in which reference to this Agreement is made.

Signatures

Witness the due execution hereof this 5th day of November, 2004.

C-COR INCORPORATED

Attest/Witness:	By:	/s/ William T. Hanelly
	Title:	Chief Financial Officer
(Corporate Seal)		Business Address: 60 Decibel Road
State College, PA 16801

BROADBAND CAPITAL CORPORATION

Attest/Witness:	By:	/s/ George M. Savereno
	Title:	President
Business Address: 1105 North Market Street
(Corporate Seal)		Suite 1300
Wilmington, DE 19899

CITIZENS BANK OF PENNSYLVANIA

Attest/Witness:	By:	/s/ Joseph N. Butto
	Title:	Vice President
Business Address: 445 Penn Street
Reading, PA 19601

ADDENDUM to that certain Revolving Line of Credit Agreement dated November 5, 2004, between C-Cor Incorporated and Broadband Capital Corporation as Borrowers and Citizens Bank of Pennsylvania, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Loan Agreement. Section numbers below refer to the sections of the Agreement.

Title to Assets. Describe additional liens and encumbrances below:

See Schedule A attached hereto.

Litigation. Describe pending or threatened litigation, proceedings, etc. below:

Certain former security holders and employees of Convergence.com Corporation, a company that we acquired in fiscal year 2000, filed claims against the Company in March 2001 alleging violations of state securities laws and certain other state law claims related to a stock option plan. The complaint alleged that the damages suffered by the individuals approximated $2.1 million, which was based on the number of stock options multiplied by the highest price of the Company’s common stock since the acquisition, and did not take into account the exercise price, which the plaintiffs would have had to pay to the Company if the options were exercised. The complaint also asserted claims for treble damages, an undetermined amount of punitive damages, and reimbursement of attorney’s fees.

On January 23, 2004, the Superior Court of Forsyth County, Georgia, granted the Company’s motion for summary judgment in full, thereby dismissing all claims against the Company. The plaintiffs have filed a motion of their intent to appeal the decision.

Additional Covenants. In addition to the covenants contained in the Letter of Credit Agreement, Borrowers hereby agree to the following additional covenants:

1. The Loan facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Maturity Date and shall only be available for Letters of Credit. Letters of Credit issued under Application and Agreement for Standby Letter of Credit Agreements described on Schedule B attached hereto shall be deemed to be issued under this Credit Agreement. In the event of any inconsistency (including any additional terms requiring the prepayment of any amounts to be drawn under any Letters of Credit or the posting of additional collateral) between the terms of this Credit Agreement and the terms and conditions of any form of letter of credit application submitted by C-Cor to, or entered into by C-Cor with, the Bank relating to any Letter of Credit, the terms of this Credit Agreement shall control.

2. Letters of Credit issued under the Loan facility shall have an expiration date no later than twelve months after the Letter of Credit issuance date, and shall be secured by cash equal to 102% of its dollar value as issued.

3. In the event that the Letter of Credit facility is terminated for any reason or demand is made thereunder following the occurrence of an Event of Default as defined in any of the Credit Documents, Borrowers will deposit, or cause Broadband Capital Corporation to deposit, with the Bank an amount equal to the undrawn face amount of all Letters of Credit then outstanding which have been issued. Such funds will be held by the Bank as cash collateral to secure Borrowers’ obligations.

4. Bank shall have a security interest in all cash collateral and funds held in Account No. 6201670320 or any successor account established by Broadband Capital Corporation with the Bank pursuant to the Collateral Assignment of Deposit Account of even date herewith.

5. The applicable Letter of Credit Margin will be set at 65 basis points, payable in quarterly arrears. In the event a Letter of Credit shall be drawn upon, Borrowers shall reimburse the Bank in the amount of such drawing within five business days after such drawing is paid by the Bank, together with interest equal to the Prime Rate, floating.

7. The following conditions precedent shall be met prior to or at the Closing Date:

a. Bank’s satisfactory completion of a credit analysis, including but not limited to access to management and financial reviews (on a historical and a projected basis), as well as environmental reviews, legal reviews, site visits, and other due diligence, as required by Bank;

b. Execution and delivery of satisfactory documentation as well as execution and delivery of other ancillary documentation;

c. No Event of Default under any of the Credit Documents shall have occurred, and the representations and warranties of Borrowers shall be true and correct prior to and after the Closing Date;

d. Any other necessary governmental and third party notices, filings, consents, and approvals shall have been made or obtained;

e. Bank’s continuing satisfaction with the condition (financial, proforma financial and other), and as to the operations, assets, nature of assets, liabilities, and prospects of the Borrowers and their subsidiaries, including no material adverse changes;

f. Bank’s satisfaction as to the tax, ownership, capital, corporate, organizational, and legal structure of Borrowers;

g. Satisfactory proof that all fees and expenses required to be paid by Borrowers on or before the Closing Date have been paid, including the following expenses, which shall be the responsibility of Borrowers: all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel for Bank, and of other special and local counsel for Bank, and of other experts, if any, engaged by Bank), incurred by Bank in connection with the negotiation, preparation, execution and administration of any commitment letter and the documentation for the Letter of Credit facilities. Borrowers shall also be responsible for all expenses of Bank in connection with any amendments or waivers and all expenses of Bank in connection with enforcement or preservation of rights under or in connection with the Credit Documents or any commitment letter.

SCHEDULE A

Permitted Liens and Encumbrances

(a) liens existing on the date hereof on specific items of equipment and other liens expressly permitted, or consented to in writing by the Bank;

(b) purchase money liens;

(c) liens of local or state authorities for franchise or other like taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time;

(d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(e) deposits made (and the liens thereon) in the ordinary course of business of the Borrowers (including, without limitation, security deposits for leases, performance bonds, indemnify bonds, surety bonds and appear bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts;

(f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting real estate, and which in the aggregate do not materially interfere with the occupation, use or enjoyment by Borrowers of its business on the property so encumbered;

(g) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time $10,000,000 (other than liens bonded or insured to the reasonable satisfaction of the Bank;

(h) tax liens which are not yet due and payable or which are being diligently contested in good faith by Borrowers by appropriate proceedings, and which liens are not filed on any public records;

(i) a lien on the real estate of C-Cor located in State College, Pennsylvania securing indebtedness to the Pennsylvania Industrial Development Authority with an outstanding principal balance of approximately $851,421 as of the Closing Date; and

(j) security interests and mortgage liens on all assets of Borrowers and others securing obligations under the Credit Facility with The CIT Group/Business Credit, Inc., which terminates on November 8, 2004.

1

Permitted Acquisitions

C-Cor acquisition of business of nCube Corporation

2

SCHEDULE B

Letter of Credit Number	Amount	Expiration Date
S700207	$600,000.00	16-Aug-05
S900196	100,000.00	5-Nov-05
LC-873570	360,000.00	30-Sep-05
LC-601031	50,000.00	28-Jan-05